Summary of Material Terms of Terex Corporation
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                    Outside Directors' Compensation Program
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     Terex   Corporation   (the  "Company"  or  "Terex")   maintains  an  annual
compensation program for outside directors of Terex (the "Director Compensation Program"). The purpose of the Director Compensation Program is to assist Terex in attracting and retaining highly qualified individuals to serve as directors of Terex. The Director Compensation Program is designed primarily to encourage outside directors to receive their annual retainer for service on the Board of Directors (the "Board") in shares of Terex common stock ("Common Stock") or in options to purchase shares of Common Stock, or both, to enable outside directors to defer receipt of their fees and to satisfy the Company's Common Stock ownership objective for outside directors. The following is a description of the Director Compensation Program.

     Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, outside directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

     Under the Director Compensation Program, outside directors receive annually the equivalent of $50,000 for service as a Board member (or a prorated amount if a director's service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently, (iii) cash to be contributed to the Company's Deferred Compensation Plan, or (iv) any combination of the three preceding alternatives. The total for any year of the (i) number of shares paid and (ii) the number of shares covered by options granted may not exceed 7,500 (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization). If a director elects to receive shares of Common Stock currently, then 40% of this annual retainer (or $20,000) is paid in cash to offset the tax liability related to such election. If a director elects to receive cash, this cash must be contributed into the Common Stock account of the Company's Deferred Compensation Plan, unless the director has already satisfied the Company's Common Stock ownership objective described below, in which case the funds may be invested in an interest-bearing account in the Company's Deferred Compensation Plan.

     For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its closing price on the New York Stock Exchange on the payment or grant date (the first trading day of any year or any other applicable date). In respect of options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 2005 the options will be valued at 25% of fair market value of Common Stock on the date of grant. Options vest immediately upon grant and have a ten-year term.

     Directors receive a fee of $1,000 for each Board or committee meeting attended in person and $500 for each Board or committee meeting attended telephonically. In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $10,000, payable in cash, and each director who serves as a member of a committee (including any committee

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that the  director  chairs)  receives an annual  retainer of $5,000,  payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service into the Company's Deferred Compensation Plan.

     Any Board or committee retainers or meeting fees that are deferred into the Common Stock account receive a matching 25% contribution from the Company in Common Stock. Board retainers, committee retainers and meeting fees (or portions of either) may also be deferred to an interest-bearing account under the Company's Deferred Compensation Plan and earn interest, which is compounded annually. The average rate of interest for 2004 was approximately 6.06% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director's termination of service or such earlier date as the director specifies when electing the applicable deferral.

     The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the three-year period commencing January 1, 2000, or, if later, the first three years of Board service beginning on or after January 1, 2000, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($150,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director will receive an award of shares of Common Stock having a market value of $25,000 on the date of the award. Each new director must defer receipt of this award under the Company's Deferred Compensation Plan.










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